BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                                                            September 21, 1995

Quest For Value Distributors
Two World Financial Center
225 Liberty Street
New York, New York  10080-6116

                  Re:  Qualified Unit Investment Liquid
                       Trust Series ("QUILTS")
                       QUILTS Asset Builder - U.S. Treasury Series 15 QUILTS Laddered Income - U.S. Treasury Series 16 QUILTS Laddered Income - U.S. Treasury Series 17 QUILTS Laddered Income - Corporate Bond Series 2

Dear Sirs:

                  We have acted as special counsel for Quest For Value Distributors, as Depositor, Sponsor and Principal Underwriter (the "Depositor") of Qualified Unit Investment Liquid Trust Series ("QUILTS"):
QUILTS Asset Builder - U.S. Treasury Series 15, QUILTS Laddered Income - U.S. Treasury Series 16, QUILTS Laddered Income - U.S. Treasury Series 17 (collectively the "Treasury Trusts") and QUILTS Laddered Income - Corporate Bond Series 2 (the "Corporate Trust") respectively (the "Trusts") in connection with the issuance by the Trusts, respectively, of 500,000, 500,000, 500,000 and 500,000 units of fractional undivided interest (the "Units") in the Trusts. Pursuant to the Trust Agreements referred to below, the Depositor has transferred to the Trusts certain securities and contracts to purchase certain securities together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreements. (All securities to be acquired by the Trusts are collectively referred to as the "Securities").

                  In connection with our representation, we have examined copies of the following documents relating to the creation of the Trusts and the issuance and sale of the Units: (a) the Trust Indenture and Agreement and related Reference Trust Agreements, each of even date herewith, relating to the Trusts (collectively the "Trust Agreements") among the Depositor and The Chase Manhattan Bank (National Association), as Trustee and Evaluator (with respect to the Treasury Trusts only) and Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as Evaluator (with respect to the Corporate Trust only); (b) the Notification of Registration on Form N-8A, as amended, and the Registration Statement on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act");
(c) the Registration Statement on Form S-6 (Registration No. 33-62647) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission on September 22, 1995; (e) certified resolutions of the Board of Directors of Oppenheimer Financial Corp., the Managing General Partner of the Depositor (the "Managing General Partner"), authorizing the execution and delivery by the Depositor of the Trust Agreements and the consummation of the transactions contemplated thereby; (f) the Partnership Agreement of the Depositor; and (g) a certificate of an authorized officer of the Managing General Partner with respect to certain factual matters contained therein.

                  We have not reviewed the financial statements, compilation of the Securities held by the Trusts, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

                  In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

                  Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

                  We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

                  Based exclusively on the foregoing, we are of the opinion that under existing law:

                  (1) The Trust Agreements have been duly authorized and entered into by an authorized officer of the Depositor and are valid and binding obligations of the Depositor in accordance with their respective terms.

                  (2) The execution and delivery of each of the Certificates evidencing the Units of each of the Trusts has been duly authorized by the Depositor and each such Certificate, when executed by the Depositor and the Trustee in accordance with the provisions of such Certificate and the respective Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interest in the respective Trusts, will be entitled to the benefits of the respective Trust Agreements, will conform in all material respects to the description thereof for the Units as provided in the Trust Agreements and the Registration Statement, and the Units will be fully paid and non-assessable by the Trusts.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and the Underwriters named in Schedule A to the Master Agreement Among Underwriters, as amended, relating to the Trusts and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.


C/M:  11205.0009 284745.1

Quest For Value                                                            2
 Distributors
September 21, 1995

                  This opinion is intended solely for the benefit of the addressees and the Trustee in connection with the issuance of the Units of the Trusts and may not be relied upon in any other manner or by any other person without our express written consent.

                                                             Very truly yours,



                                                             Battle Fowler LLP

C/M:  11205.0009 284745.1